Exhibit 3.13

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:00 PM 02/07/1992 732038026 - 2058433

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CAMBER CORPORATION

* * * * *

CAMBER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, by written consent dated December 5, 1991, the holders of a majority of the issued and outstanding shares of capital stock and the sole Director of CAMBER CORPORATION adopted the following resolution amending the Certificate of Incorporation of said Corporation:

RESOLVED:	That the number of shares of Common Stock that the Corporation shall be authorized to issue be increased from 1,000 shares, $.01 par value, to 1,500,000, $.01 par value; and that in order to effect said increase of shares, the officers of the Corporation and any of them acting singly be, and they hereby are, authorized and directed in the name and on behalf of the Corporation to prepare, execute and file with the Secretary of the state of Delaware and to pay the fee therefor, a Certificate of Amendment to the Corporation’s Certificate of Incorporation.

SECOND: That the stockholders and sole Director of the Corporation have voted to adopt said amendment pursuant to Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That, pursuant to Section 228(d) of the General Corporation Law of the State of Delaware, written notice of the taking of such action has been given to all stockholders who have not consented thereto in writing.

IN WITNESS WHEREOF, said CAMBER CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by Dhananjay G. Wadekar, its President and Secretary this seventeenth day of January, 1992.

CAMBER CORPORATION

[CORPORATE SEAL]

	By	/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar President

/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar Secretary